Exhibit 99.1

MGM GROWTH PROPERTIES LLC REPORTS SECOND QUARTER RESULTS

MGP TO INCREASE ITS ANNUAL DIVIDEND BY $0.12 PER SHARE STARTING IN THE THIRD

QUARTER

Las Vegas, Nevada, August 4, 2016 – MGM Growth Properties LLC (“MGP” or the “Company”) (NYSE: MGP) today reported financial results for the quarter ended June 30, 2016. Net income available to MGP Class A shareholders for the quarter was $7 million or $0.12 per dilutive share.

The Company’s combined results of operations for the second quarter includes the period prior to the IPO on April 25, 2016 and the period after the IPO beginning on April 25, 2016 through June 30, 2016.

Financial highlights for the second quarter of 2016:

●	Rental revenue was $101 million;
●	Net income was $9.6 million for the second quarter and $26.0 million for the period from the IPO through June 30, 2016;
●	Funds From Operations(1) (“FFO”) was $63 million for the second quarter and $67 million for the period from the IPO through June 30, 2016;
●	Adjusted Funds From Operations(2) (“AFFO”) was $65 million for the second quarter and $69 million for the period from the IPO through June 30, 2016;
●	Adjusted EBITDA(3) was $92 million for the second quarter and $97 million for the period from the IPO through June 30, 2016; and
●

General and administrative expenses of $4.4 million, which includes $1.4 million of certain costs relating to setting up operations including payroll and relocation costs and an additional $0.6 million relating to expenses incurred in connection with the Borgata transaction.

“After completing our highly successful initial public offering, our Company is off to a great start,” said James Stewart, CEO of MGM Growth Properties. “The acquisition of the real property of Borgata Hotel Casino & Spa was a significant first step in executing on our strategy and we look forward to further growing our portfolio of high quality assets.”

On August 1, 2016, MGP completed its previously announced acquisition of the real estate assets associated with the Borgata Hotel Casino and Spa (“Borgata”) from MGM Resorts in exchange for the assumption of $545 million of debt and the issuance of 27.4 million Operating Partnership units to a subsidiary of MGM Resorts. The assumed debt was repaid and refinanced with $250 million of cash on hand and $295 million of borrowings under MGP’s senior secured revolving credit facility. As a result of the transaction, MGM Resorts’ indirect ownership percentage in the operating partnership units increased to 76.3%. Borgata was added to the existing Master Lease between MGM Resorts and MGP. As a result, the annual rent payment to MGP increased by $100 million. Consistent with the Master Lease terms, 90 percent of this rent will be fixed and contractually grow at 2 percent per year until 2022.

Stewart added, “The Borgata acquisition will be accretive to AFFO and we intend to increase our dividend commensurate with this accretion.”

The increased dividend, when declared, will be paid on a quarterly basis of $0.3875 per Class A share (which represents $1.55 on an annualized basis) beginning in the third quarter of 2016. The new dividend rate represents an increase of $0.12 over the annual rate paid thus far since the Company’s IPO.

On June 16, 2016, the Company’s Board of Directors declared a pro-rated quarterly dividend of $0.2632 per Class A share (based on a $1.43 annualized basis), which was paid on July 15, 2016 to holders of record on June 30, 2016.

MGP completed its initial public offering on April 25, 2016 of 57,500,000 of its Class A shares (inclusive of the full exercise by the underwriters of their option to purchase 7,500,000 Class A shares) for net proceeds of $1.1 billion (the “IPO”). MGP used the proceeds from the IPO to purchase approximately 26.7% of the operating partnership units in a newly formed operating partnership (the “Operating Partnership”) that acquired the real estate associated with Mandalay Bay, The Mirage, New York-New York, Luxor, Monte Carlo, Excalibur, The Park, MGM Grand Detroit, Beau Rivage and Gold Strike Tunica, from MGM Resorts International (“MGM Resorts”).

The following table summarizes the combined results of operations for MGP for the three months ended June 30, 2016:

	Three Months Ended June 30, 2016	Less: Activity prior to IPO	IPO Date to June 30, 2016
	(In thousands, except share and per share amounts)
Revenues
Rental revenue	$ 101,253	$ —	$ 101,253
Property taxes reimbursed by Tenant	9,650	—	9,650

	110,903	—	110,903

Expenses
Depreciation	53,123	12,198	40,925
Property transactions, net	335	—	335
Property taxes	13,305	3,655	9,650
Property insurance	559	559	—
General and administrative	4,388	—	4,388

	71,710	16,412	55,298

Operating income (loss)	39,193	(16,412)	55,605
Interest expense	29,475	—	29,475
Other non-operating	72	—	72

Net income (loss)	9,646	(16,412)	26,058
Less: Net (income) loss attributable to noncontrolling interest	(2,693)	16,412	(19,105)

Net income attributable to Class A shareholders	$ 6,953	$ —	$ 6,953

Reconciliation of Non-GAAP Financial Measures
Net income (loss)	$ 9,646	$ (16,412)	$ 26,058
Real estate depreciation	53,123	12,198	40,925
Property transactions, net	335	—	335

Funds From Operations	63,104	(4,214)	67,318
Amortization of financing costs	1,714	—	1,714
Non-cash compensation expense	142	—	142
Net effect of straight-line rent	(420)	—	(420)

Adjusted Funds From Operations	64,540	(4,214)	68,754
Interest expense	29,475	—	29,475
Amortization of financing costs	(1,714)	—	(1,714)

Adjusted EBITDA	$ 92,301	$ (4,214)	$ 96,515

Weighted average operating partnership units outstanding(1)
Basic			215,500,000
Diluted			215,739,166
FFO per operating partnership unit
Diluted			$ 0.31
AFFO per operating partnership unit
Diluted			$ 0.32

(1) Represents the weighted average Class A shares and OP units outstanding from April 25, 2016 through June 30, 2016.

Financial Position

The Company had $338 million of cash and cash equivalents as of June 30, 2016. Cash received from rent payments under the master lease for the period from the IPO through June 30, 2016 was $101 million.

“The tremendous support that we have received from our initial public offering and related debt capital market transactions has allowed us to seamlessly execute on the Borgata acquisition on a leverage-neutral basis,” said Andy Chien, CFO of MGM Growth Properties. “We believe our strong balance sheet and access to capital position us well to further grow the Company on an accretive basis.”

The Company’s long-term debt at June 30, 2016 was as follows (in thousands):

As of June 30, 2016
Senior Secured Credit Facility:
Term Loan A Facility	$296,250
Term Loan B Facility	1,845,375
Revolving Credit Facility	—
5.625% Senior Notes due 2024	1,050,000

Total principal amount of long-term debt	3,191,625
Less: unamortized debt issuance costs	(56,834)

Total long-term debt, net of unamortized debt issuance costs	$3,134,791

Conference Call Details

MGM Resorts and MGP will host a conference call at 11:00 a.m. Eastern Time today which will include a brief discussion of these results followed by a question and answer period. The call will be accessible via the Internet through www.mgmgrowthproperties.com under the Investors section or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 1565234. A replay of the call will be available through Thursday, August 11, 2016. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10089496. The call will be archived at www.mgmgrowthproperties.com. In addition, MGP will post supplemental slides today on its website at www.mgmgrowthproperties.com/events-and-presentations for reference during its August 4, 2016 earnings call.

1

Funds From Operations (“FFO”) is net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus real estate depreciation, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”).

2	Adjusted Funds From Operations (“AFFO”) is FFO as adjusted for amortization of financing costs, non-cash compensation expense, and the net effect of straight-line rents.

3

Adjusted EBITDA is net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus real estate depreciation, interest expense (including amortization of financing costs), non-cash compensation expense, and the net effect of straight-line rents.

Management believes that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are useful supplemental performance measures that have not been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) to investors in comparing operating and financial results between periods. Management believes that this is especially true since these measures exclude real estate depreciation and amortization expense and the Company believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a more meaningful measure of the Company’s operating results in comparison to the operating results of other REITs. Adjusted EBITDA is useful to investors to further supplement AFFO and FFO and to provide investors a performance metric which excludes interest expense.

FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA as presented, may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.

Reconciliations to GAAP net income (loss) to FFO, AFFO and Adjusted EBITDA are included in this release.

*       *      *

About MGM Growth Properties

MGM Growth Properties LLC (NYSE:MGP) is one of the leading publicly traded real estate investment trusts engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose diverse amenities include casino gaming, hotel, convention, dining, entertainment and retail offerings. MGP currently owns a portfolio of properties acquired from MGM Resorts, consisting of ten premier destination resorts in Las Vegas and elsewhere across the United States and one dining and entertainment complex which opened in April 2016. As of December 31, 2015, these properties collectively comprise 27,233 hotel rooms, approximately 2.6 million convention square footage, over 100 retail outlets, over 200 food and beverage outlets and over 20 entertainment venues. As a growth-oriented public real estate entity, MGP expects its relationship with MGM Resorts to attractively position MGP for the acquisition of additional properties across the entertainment, hospitality and leisure industries that MGM Resorts may develop in the future. For more information about MGP, visit the Company’s website at http://www.mgmgrowthproperties.com.

This release includes “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including those described in MGP’s public filings with the Securities and Exchange Commission. MGP has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, MGP’s expectations regarding its ability to meet its financial and strategic goals, any expected benefits to be realized from the Borgata acquisition, MGP’s ability to further grow its portfolio on an accretive basis and MGP’s intentions to increase its expected dividend and the timing of any such dividends. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include risks related to MGP’s ability to receive, or delays in obtaining, any regulatory approvals required to own its properties, or other delays or impediments to completing MGP’s planned acquisitions or projects, including any acquisitions of properties from MGM; the ultimate timing and outcome of any planned acquisitions or projects; MGP’s ability to maintain its status as a REIT; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; MGP’s ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to MGP; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in MGP’s period reports filed with the Securities and Exchange Commission. In providing forward-looking statements, MGP is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If MGP updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGP CONTACTS:
Investment Community	News Media
ANDY CHIEN	CLARK DUMONT
Chief Financial Officer	Senior Vice President of Corporate Communications
MGM Growth Properties	MGM Resorts International
(702) 669-1470	(702) 692-6888 or cdumont@mgmresorts.com

MGM GROWTH PROPERTIES LLC

CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Rental revenue	$101,253	$—	$101,253	$—
Property taxes reimbursed by Tenant	9,650	—	9,650	—

	110,903	—	110,903	—

Expenses
Depreciation	53,123	46,190	104,600	91,617
Property transactions, net	335	—	1,209	—
Property taxes	13,305	12,819	26,541	25,381
Property insurance	559	2,529	2,943	5,293
General and administrative	4,388	—	4,388	—

	71,710	61,538	139,681	122,291

Operating income (loss)	39,193	(61,538)	(28,778)	(122,291)
Interest expense	29,475	—	29,475	—
Other non-operating	72	—	72	—

Net income (loss)	9,646	(61,538)	(58,325)	(122,291)
Less: Net (income) loss attributable to noncontrolling interest	(2,693)	61,538	65,278	122,291

Net income attributable to Class A shareholders	$6,953	$—	$6,953	$—

Net income per share attributable to Class A shareholders:
Basic	$0.12	N/A	$0.12	N/A
Diluted	$0.12	N/A	$0.12	N/A

MGM GROWTH PROPERTIES LLC

CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Real estate investments, net	$7,847,707	$7,793,639
Cash and cash equivalents	338,034	—
Tenant and other receivables, net	4,273	—
Prepaid expenses and other assets	10,993	—

Total assets	$8,201,007	$7,793,639

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Debt, net	$3,134,791	$—
Due to MGM Resorts International and affiliates	465	—
Accounts payable, accrued expenses and other liabilities	6,228	—
Accrued interest	11,888	—
Dividend payable	56,720	—
Deferred revenue	20,889	—
Deferred income taxes, net	—	1,734,680

Total liabilities	3,230,981	1,734,680
Commitments and contingencies
Shareholders’ equity
Class A shares: no par value, 1,000,000,000 shares authorized, 57,500,000 and 100 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	—	—
Additional paid-in capital	1,334,290	—
Accumulated deficit	(8,181)	—
Predecessor net Parent investment	—	6,058,959

Total Class A shareholders’ equity	1,326,109	6,058,959
Noncontrolling interest	3,643,917	—

Total shareholder’s equity	4,970,026	6,058,959

Total liabilities and equity	$8,201,007	$7,793,639